UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 28, 2005

ARTISTDIRECT, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-30063	95-4760230
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

10900 Wilshire Boulevard, Suite 1400
Los Angeles, California 90024
(Address of Principal Executive Offices, including Zip Code)

(310) 443-5360
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Effective as of December 31, 2004, ARTISTdirect, Inc., a Delaware corporation (the “Company”), entered into a Transfer Agreement (the “Transfer Agreement”) with ARTISTdirect Recordings, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Recordings”), and Radar Records Holdings, Inc., a Delaware corporation wholly-owned by the Company’s Chairman, Frederick W. Field (“FieldCo”), pursuant to which the Company was obligated to sell its common stock in Recordings to FieldCo for $115,000 in cash (the “Purchase Price”). Recordings owned a 65% membership interest in ARTISTdirect Records, LLC (“ADR”).

Item 2.01 Completion of Acquisition or Disposition of Assets

On February 28, 2005, the transactions contemplated by the Transfer Agreement were completed, as a result of which FieldCo paid the Purchase Price in cash and in return, acquired 100% of the common stock of Recordings. As a result, FieldCo acquired a majority of the membership interests of ADR. Following the closing, the Company no longer owned any equity or other interest in ADR.

Recordings and FieldCo are parties to the Operating Agreement of ADR dated May 31, 2001, and amended on April 22, 2002 (the “LLC Agreement”). FieldCo acquired and accepted 100% of the common stock of Recordings subject to the rights of BMG Music (“BMG”) as set forth in sections 10.4 and 10.5 of the LLC Agreement.

Section 10.4 of the LLC Agreement gives BMG the right of first offer to purchase Units of ADR or a loan interest in ADR. Section 10.4(b) requires that BMG must be given a written offer to sell (the “Founding Member Sale Offer”) which offer will describe the portion of Units, as well as the price and the material terms upon which such Founding Member is willing to make such sale. FieldCo agreed that this transaction may be subject to the provisions of Section 10.4 and acknowledged that FieldCo would be solely responsible for promptly providing the Founding Member Sale Offer to BMG and will sell Units to BMG to the extent required under Section 10.4 of the LLC Agreement.

In lieu of exercising the right to purchase, section 10.5 of the LLC Agreement gives BMG an opportunity to transfer to the proposed buyer its Pro Rata Share of ADR (“Co-Sale Right”). Section 10.5(b) requires that prior to the consummation of the transfer of Units, the bona fide offer from the buyer must be reduced to writing (the “Co-Sale Offer”) and written notice of the Co-Sale Offer must be delivered, together with a true copy of the Co-Sale Offer (the “Co-Sale Notice”) to BMG. FieldCo agreed that this transaction may be subject to section 10.5 and acknowledged that FieldCo is solely responsible for promptly providing the Co-Sale Notice to BMG and, if required, will acquire Units from BMG, to the extent required under section 10.5 of the LLC Agreement.

FieldCo also agreed to offer to investors who provided bridge funding to ADR (“Bridge Investors”) (excluding Frederick W. Field and entities related or controlled by him) the right to acquire proportional shares (based upon the amount of bridge funding made by each Bridge

Investor in ADR) of the shares of common stock of Recordings on the same terms and conditions set forth in the Transfer Agreement.

Frederick W. Field owns FieldCo, is Chairman and a member of the Company’s Board of Directors, was indirect owner of the second largest equity interest of ADR prior to this transaction, and has indirectly provided bridge loans of $3,675,200 to ADR through December 31, 2004. Jonathan V. Diamond, the Company’s Chief Executive Officer, provided a $100,000 bridge loan to ADR. The Company occupies office space leased by Radar Pictures, Inc., a company owned by Frederick W. Field, and on February 28, 2005, the Company paid Radar Pictures, Inc. accrued rent through December 31, 2004 of $224,000. The Company has periodically advanced funds on ADR’s behalf for various direct operating expenses. Accordingly, various conflicts of interest exist with respect to this transaction due to these relationships. Full disclosure of these conflicts of interest was made to the Company’s Board of Directors and the required approval by the disinterested members of the Company’s Board of Directors was obtained prior to the closing of the transaction.

The Transfer Agreement contains standard representations and warranties, as well as certain mutual indemnifications of the Company by FieldCo, and of FieldCo by the Company. These indemnifications relate primarily to claims arising out of breached representations, warranties or obligations under the Transfer Agreement.

The Company sold its 100% interest in Recordings in exchange for a cash payment of $115,000 from FieldCo. The amount of consideration received by the Company was determined with reference to various factors, including, but not limited to, the Company’s future business plans and intention to focus on its internet and web-site operations, ADR’s current limited capital resources and substantially reduced level of operations, ADR’s future business plans and capital requirements and the likelihood of obtaining such capital on a timely basis and under reasonable terms and conditions, the unpaid costs that the Company has advanced ADR to date, and would be required to continue to advance ADR in the future, and the probability of the Company obtaining a return on its investment to date of $33,000,000 in ADR.

The foregoing is qualified in its entirety by reference to the Transfer Agreement, which has been filed as an exhibit to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits

(a)	Financial statements of businesses acquired

     Not applicable.

(b)	Pro forma financial information

     Not applicable

(c)	Exhibits

     A list of exhibits required to be filed as part of this report is set forth in the Index to Exhibits, which immediately precedes such exhibits, and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARTISTdirect, Inc.
(Registrant)
Date: March 4, 2005	By:	/s/ ROBERT N. WEINGARTEN
		Name:	Robert N. Weingarten
		Title:	Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Description
10.1	Transfer Agreement between ARTISTdirect Recordings, Inc., ARTISTdirect, Inc., and Radar Records Holdings, Inc. dated as of December 31, 2004.